VMware Announces $300 million Stock Purchase Agreement with Dell

PALO ALTO, Calif. - March 30, 2017 - VMware, Inc. (NYSE: VMW), a global leader in cloud infrastructure and business mobility, today announced that VMware has entered into a Stock Purchase Agreement with Dell Technologies, Inc., under which VMware agreed to purchase $300 million worth of VMware Class A Common Stock currently held by a Dell subsidiary. This $300 million Stock Purchase Agreement is part of the company’s previously disclosed $1.2 billion buyback authorization through the end of fiscal 2018. Separately, Dell Technologies plans to use the $300 million proceeds to repurchase the Dell tracking stock for VMware, DVMT, as described in Dell's announcement today.

The $300 million stock purchase is expected to be completed by the end of VMware's fiscal Q2 2018 ending on August 4, 2017. The impact of the $300 million Stock Purchase Agreement on VMware's previously provided guidance for fiscal Q1 2018 and full year fiscal 2018 diluted share count is not expected to be material. A previously announced $500 million Stock Purchase Agreement with Dell Technologies, Inc. was completed in early fiscal Q1 2018.

About VMware
VMware, a global leader in cloud infrastructure and business mobility, helps customers accelerate their digital transformation. VMware enables enterprises to master a software-defined approach to business and IT with VMware Cross-Cloud Architecture™ and solutions for the data center, mobility, and security. With 2016 revenue of $7.09 billion, VMware is headquartered in Palo Alto, CA and has over 500,000 customers and 75,000 partners worldwide.

VMware and Cross-Cloud Architecture are registered trademarks or trademarks of VMware, Inc. in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.
Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the timing of VMware’s purchase of shares of its Class A common stock from Dell, Dell’s plans for use of the proceeds from VMware and VMware’s expectation regarding the impact of the stock repurchase on VMware’s previously provided guidance for fiscal Q1 2018 and full year fiscal 2018 diluted share count. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (iii) changes in VMware’s financial condition; (iv) the ability of VMware and Dell to satisfy the closing conditions in the Stock Purchase Agreement on a timely basis; and (v) market conditions, regulatory requirements and other corporate considerations that could affect the timing and the extent to which Dell repurchases shares of its Class V common stock. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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Contacts:
Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Michael Thacker
VMware Global Communications
mthacker@vmware.com
650-427-4454